Exhibit 99.1

FOR IMMEDIATE RELEASE:	CONTACT:
November 6, 2006	Ginny Dunn
7:00 a.m. ET	EntreMed, Inc.
Associate Director
Corporate Communications &
Investor Relations
240-864-2643
ENTREMED REPORTS THIRD QUARTER 2006
FINANCIAL RESULTS
ROCKVILLE, MD — November 6, 2006 — EntreMed, Inc. (NASDAQ:ENMD), a clinical-stage pharmaceutical company developing therapeutics for the treatment of cancer and inflammatory diseases, today reported results for the three and nine-month periods ending September 30, 2006.
     Revenues for the third quarter 2006 were approximately $3,023,000 versus $1,250,000 for the comparable period a year ago. The Company reported a net loss for the third quarter of approximately ($3.5 million), or ($0.05) per share. This compares with a net loss of approximately ($4.4 million), or ($0.09) per share for the same period last year.
     Revenues for the nine months ending September 30, 2006 were approximately $3,023,000 versus $1,850,000 for 2005. Reported net loss for the first nine months of 2006 was ($44.3 million), or ($0.63) per share as compared to ($14.1 million) or ($0.35) per share for 2005. The nine-month net loss includes a non-cash charge of $29.5 million resulting from the acquisition of Miikana Therapeutics in January 2006. Excluding the non-cash charge, the Company’s net loss for the first nine months of 2006 was ($14.8 million), compared with ($14.1 million) for the first nine months of 2005. The non-cash charge had the effect of increasing the Company’s net loss per share by approximately ($0.42) to the reported ($0.63) for the first nine months of 2006. As of September 30, 2006, EntreMed had cash and short-term investments of approximately $39 million.
     Dane R. Saglio, EntreMed Chief Financial Officer commented, “Royalty revenues for the third quarter 2006 increased substantially over the same period last year. We are continuing to benefit from increasing sales of Celgene’s Thalomid®, and we expect to record at least a similar amount of royalty revenue for the final quarter of 2006. We also expect research and development expenditures to continue increasing into 2007 as we expand our clinical programs, including securing material to support multiple clinical trials for our lead compounds, Panzem® NCD and MKC-1.”
     James S. Burns, EntreMed President and Chief Executive Officer, commented, “Our progress for the first nine months of 2006 is consistent with both our guidance and my expectations. We have met our anticipated clinical and research milestones this year; our clinical trials are proceeding as planned; and our R&D expenses remain in line with our clinical progress on Panzem®NCD, MKC-1, and ENMD-1198. Our lead preclinical programs are making excellent progress and we anticipate filing INDs for our aurora kinase inhibitor in oncology and for Panzem® in rheumatoid arthritis.”
     As previously announced, a corporate overview will be given by Mr. James S. Burns, on Monday, November 6, 2006 at 2:30 p.m. during the Rodman and Renshaw 8th Annual Healthcare Conference to be held at the New York Palace Hotel. Mr. Burns’ presentation will be web cast and will serve as the Company’s third quarter update. The live web cast can be accessed through the Company’s web site at www.entremed.com.
About EntreMed
     EntreMed, Inc. (NASDAQ: ENMD) is a clinical-stage pharmaceutical company developing therapeutic candidates primarily for the treatment of cancer and inflammation. Panzem® (2-methoxyestradiol or 2ME2), the Company’s lead drug candidate, is currently in Phase 1 and 2 clinical trials for cancer, as well as in preclinical development for rheumatoid arthritis. MKC-1, an oral cell cycle regulator, is in Phase 1 and 2 clinical trials for cancer. ENMD-1198, a novel tubulin binding agent, is also in Phase 1 studies in advanced cancers. EntreMed’s goal is to develop and commercialize new compounds based on the Company’s expertise in angiogenesis, cell cycle regulation and inflammation — processes vital to the treatment of cancer and other diseases, such as rheumatoid arthritis. Additional information about EntreMed is available on the Company’s website at www.entremed.com and in various filings with the Securities and Exchange Commission.

Forward Looking Statements
     This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to the outlook for expectations for future financial or business performance (including the timing of royalty revenues and future R&D expenditures), strategies, expectations and goals. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and no duty to update forward-looking statements is assumed. Actual results could differ materially from those currently anticipated due to a number of factors, including those set forth in Securities and Exchange Commission filings under “Risk Factors,” including risks relating to the need for additional capital and the uncertainty of additional funding; variations in actual sales of Thalomid®, risks associated with the integration of Miikana and its product candidates; the early-stage products under development; results in preclinical models are not necessarily indicative of clinical results, uncertainties relating to preclinical and clinical trials; success in the clinical development of any products; dependence on third parties; future capital needs; and risks relating to the commercialization, if any, of the Company’s proposed products (such as marketing, safety, regulatory, patent, product liability, supply, competition and other risks).
-more-
(Financial Table Attached)

ENTREMED, INC.
SUMMARY OF OPERATING RESULTS
Three Months Ended
September 30,

	2006	2005
Total revenues	$3,023,185	$1,249,600
Research and development	5,544,134	4,128,756
General and administrative	1,497,612	1,786,868
Acquired in-process research and development	0	0
Net Loss	(3,524,998)	(4,379,829)
Net Loss per share (basic and diluted)	$(0.05)	$(0.09)
attributable to common shareholders
Weighted average number of shares outstanding	73,288,499	49,921,256
(basic and diluted)
Nine Months Ended
September 30,

	2006	2005
Total revenues	$3,023,185	$1,854,310
Research and development	13,813,440	12,320,465
General and administrative	5,256,958	4,386,840
Acquired in-process research and development	29,481,894	0
Net Loss	(44,261,425)	(14,136,507)
Net Loss per share (basic)	$(0.63)	$(0.35)
attributable to common shareholders
Weighted average number of shares outstanding (basic)	70,952,694	42,217,854
Cash and short-term investments	$39,428,618	$33,417,971
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